Exhibit 99.1

deCODE Receives Nasdaq Bid Price Deficiency Notice

Reykjavik, ICELAND, September 17, 2009 — deCODE genetics (Nasdaq:DCGN) today announced that it has received a notice from the Nasdaq Stock Market indicating that deCODE is not in compliance with Nasdaq Listing Rule 5450(a)(1) (the “Minimum Bid Price Rule”) because the closing bid price per share for its common stock has been below $1.00 per share for 30 consecutive business days.  In accordance with Nasdaq Listing Rules, deCODE will be provided 180 calendar days, or until March 15, 2010, to regain compliance with the Minimum Bid Price Rule. deCODE can achieve compliance  if at any time before March 15, 2010, its common stock closes at $1.00 per share or more for at least 10 consecutive business days. This notification has no effect on the listing of deCODE’s common stock at this time.

About deCODE

deCODE is a global leader in analysing and understanding the human genome. The company has identified key variations in the sequence of the genome conferring increased risk of major public health challenges from cardiovascular disease to cancer, and employs its gene discovery engine to develop DNA-based tests and scans to assess individual risk of common diseases; to license its tests and intellectual property to partners; and to provide comprehensive, leading- edge contract services to companies and research institutions around the globe. deCODE is delivering on the promise of the new genetics.SM Visit us on the web at www.decode.com; at www.decodediagnostics.com; at www.decodeme.com; and on our blog at www.decodeyou.com.

Any statements contained in this presentation that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results, and the timing of events, to differ materially from those described in the forward-looking statements.  These risks and uncertainties include, among others, those relating to our ability to obtain sufficient  financing to continue as a going concern, the effect of a potential delisting of our common stock from The Nasdaq Global Market, our ability to develop and market diagnostic products, the level of third party reimbursement for our products, our ability to form collaborative relationships, the effect of government regulation and the regulatory approval processes, market acceptance, our ability to obtain and protect intellectual property rights for our products, dependence on collaborative relationships, the effect of competitive products, industry trends and other risks identified in deCODE’s filings with the Securities and Exchange Commission, including, without limitation, the risk factors identified in our most recent Annual Report on Form 10-K and any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.  deCODE undertakes no obligation to update or alter these forward-looking statements as a result of new information, future events or otherwise.